EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-25477, 333-109702, and 333-150641) and Form S-8 (Nos. 333-85394, 333-139554, 333-153842 and 333-168767) of BioClinica, Inc. of our report dated February 28, 2011 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2011